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                                                                    Exhibit 99.1

                         [INSURANCE AUTO AUCTIONS LOGO]



AT THE COMPANY:                           AT ASHTON PARTNERS:
Scott Pettit                              Chris Kettmann
Chief Financial Officer                   General Inquiries
847-839-4040                              312-553-6716
www.iaai.com



       INSURANCE AUTO AUCTIONS ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS


SCHAUMBURG, Ill., September 25, 2003 -- Insurance Auto Auctions, Inc. (Nasdaq:
IAAI), a leading provider of automotive salvage and claims processing services in the United States, today announced preliminary financial results for the third quarter of 2003. The Company expects to report a small loss for the quarter, versus net earnings of $0.6 million, or $0.05 per diluted share, for the same quarter a year ago. These expected results include business transformation costs, before tax, of $1.2 million, or $0.06 per diluted share. The Company also expects similar results for the fourth quarter.

"Our third quarter volumes were lower than expected on a same store basis, consistent with the trend we saw in the second quarter. This, coupled with the high fixed cost nature of our business, negatively impacted our financial results for the quarter," said Tom O'Brien, CEO. "We forecasted higher volumes for the third quarter based on a consolidating report that incorrectly included cancelled vehicle assignments. The problems with this report have been corrected. Also impacting our results was that the new branches, although profitable, did not achieve as favorable of pricing levels as in existing branches. Nevertheless, we believe the actual shortfall in volume continues to be a direct reflection of the lower frequency of claims throughout the industry."

O'Brien continued, "This decline in volume and the higher than projected costs of implementing our new IT operating system were the primary causes for the decline in year-over-year earnings results. As we discussed before, we experienced delays in implementing the new system. These delays have required the continued use of our IT consultants, resulting in increased costs in rolling out the new system to our branches. We have addressed those issues and continue to move forward with the system roll out. Consistent with the timetable communicated last quarter, we fully anticipate completing the system roll out by the end of the year. We have also begun to take the additional steps necessary to eliminate the business transformation costs associated with the system

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implementation and expect to realize the savings in 2004 that we anticipated when the project began."

Commenting on expectations for the second half of the year, O'Brien said, "For a number of reasons, we have made the decision to lower our guidance for net earnings to approximately $0.20 per diluted share after business transformation costs, depending on volumes and proceeds. Those reasons include the lower than forecasted volumes in the third and fourth quarters due in part to industry trends and the volumes contained in our consolidating report, assumptions made with regards to pricing levels in new branches, and expected higher severance costs as a result of downsizing the back office organization. These issues highlight the importance of the new system and the improved visibility on incoming unit volumes and overall pricing that it provides, allowing the management team to better manage the business and communicate more effectively with stakeholders."

O'Brien concluded, "Though we are disappointed that we needed to reduce our earnings guidance at this time, we remain confident in our long-term future. This has been a very challenging year due primarily to our unrelenting focus on the system implementation and the obstacles it has presented. We believe we are in a better position now than ever before from a market share perspective because we have proven our ability to win business in the current marketplace. We remain confident in our long-term ability to compete. The strategic initiatives we have implemented over the past 18 months, including the new IT system and related customer interface and internet capabilities, business process re-engineering initiatives, and strategic expansion, have put us in a position to generate higher returns at IAA over the long term. We look forward to providing our shareholders with additional details on our third quarter earnings call scheduled for late October."

ABOUT INSURANCE AUTO AUCTIONS, INC.

Insurance Auto Auctions, Inc., founded in 1982, a leader in automotive total loss and specialty salvage services in the United States, provides insurance companies with cost-effective, turnkey solutions to process and sell total-loss and recovered-theft vehicles. The Company currently has 74 sites across the United States.

SAFE HARBOR STATEMENT

Certain statements in this document contain forward-looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected, expressed, or implied by such forward-looking information. In some cases, you can identify forward looking statements by our use of words such as "may, will, should, anticipates, believes, expects, plans, future, intends, could, estimate, predict, projects, targeting, potential or contingent," the negative of these terms or other similar expressions. The Company's actual results could differ materially from those discussed or implied herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company's annual report on Form

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10-K for the fiscal year ended December 29, 2002 or subsequent quarterly reports. Among these risks are: changes in the market value of salvage; the quality and quantity of inventory available from suppliers; the ability to pass through towing costs; that vehicle processing time will improve; legislative or regulatory acts; competition; the availability of suitable acquisition candidates and greenfield opportunities; the ability to bring new facilities to expected earnings targets; the dependence on key insurance company suppliers; the ability of the Company and its outside consultants to successfully complete the re-design of the Company's information systems, both in a timely manner and according to costs and operational specifications; and the level of energy and labor costs.

 ADDITIONAL INFORMATION ABOUT INSURANCE AUTO AUCTIONS, INC. IS AVAILABLE ON THE
                         WORLD WIDE WEB AT WWW.IAAI.COM